Exhibit 99.1

ITEM 9.01 (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

Audited Consolidated Financial Statements WRH, Inc. Years Ended December 31, 2015 and 2014 With Report of Independent Auditors

WRH, Inc.

Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Report of Independent Auditors

The Board of Directors

WRH, Inc.

We have audited the accompanying consolidated financial statements of WRH, Inc., which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WRH, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Columbus, Ohio

March 17, 2016

WRH, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

	December 31
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$18,350	$5,391
Accounts receivable, less allowance for
doubtful accounts of $385 and $843, respectively	31,767	32,283
Costs and estimated earnings in excess of
billings on uncompleted contracts	17,802	16,176
Inventory	4,391	3,200
Prepaid expenses	1,769	4,880
Total current assets	74,079	61,930

Property and equipment, net	104,284	106,150
Deferred financing costs, net	2,516	3,773
Intangible assets, net	33,093	38,910
Goodwill	56,411	58,258
Other assets	295	476
Total assets	$270,678	$269,497

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,093	$14,164
Accrued expenses	21,975	22,020
Billings in excess of costs and estimated earnings	33,287	24,946
Current portion of long-term debt	8,576	1,359
Capital leases current portion	49	–
Deferred income taxes	746	526
Total current liabilities	74,726	63,015

Long-term debt, less current portion	216,087	225,933
Fair market value of derivative instruments	–	70
Long-term other liabilities	5,131	6,332
Deferred income taxes	13,749	12,749
Shareholders’ equity (deficit):
Common stock	64,336	62,341
Preferred stock	247,371	249,366
Additional paid-in-capital	274,949	233,046
Accumulated deficit	(624,779)	(584,051)
Accumulated other comprehensive income (loss)	(892)	696
Total shareholders’ deficit	(39,015)	(38,602)
Total liabilities and shareholders’ equity (deficit)	$270,678	$269,497

See accompanying notes.

WRH, Inc.

Consolidated Statements of Operations

and Comprehensive Income (Loss)

(Dollars in Thousands)

	Year Ended December 31
	2015	2014

Net sales	$218,213	$212,450
Cost of sales	143,154	147,654
Gross profit	75,059	64,796

Selling, general, and administrative expenses	48,870	47,923
Operating income	26,189	16,873

Interest expense, net	23,092	23,630
Other expense (income), net	(601)	(844)
Income (loss) before income taxes	3,698	(5,913)

Income tax expense	2,523	3,329
Net income (loss)	1,175	(9,242)

Other comprehensive income (loss):
Defined benefit pension plan	586	(806)
Foreign currency translation adjustments	(2,174)	(1,759)
Comprehensive loss	$(413)	$(11,807)

See accompanying notes.

WRH, Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

 (Dollars in Thousands)

					Accumulated
			Additional		Other
	Common	Preferred	Paid-in	(Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit)	Income (Loss)	Total

Balance at December 31, 2013	$62,341	$249,366	$194,750	$(536,520)	$3,261	$(26,802)
Net loss	–	–	–	(9,242)	–	(9,242)
Stock option compensation	–	–	7	–	–	7
Defined benefit pension plan	–	–	–	–	(806)	(806)
Foreign currency translation (loss)	–	–	–	–	(1,759)	(1,759)
Preferred stock dividends	–	–	38,289	(38,289)	–	–
Balance at December 31, 2014	62,341	249,366	233,046	(584,051)	696	(38,602)
Net income	–	–	–	1,175	–	1,175
Conversion of shares	1,995	(1,995)	–	–	–	–
Defined benefit pension plan	–	–	–	–	586	586
Foreign currency translation (loss)	–	–	–	–	(2,174)	(2,174)
Preferred stock dividends	–	–	41,903	(41,903)	–	–
Balance at December 31, 2015	$64,336	$247,371	$274,949	$(624,779)	$(892)	$(39,015)

See accompanying notes.

WRH, Inc.

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31
	2015	2014
Operating activities
Net income (loss)	$1,175	$(9,242)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation	12,474	11,367
Amortization	6,590	7,451
Stock-based compensation	(889)	951
Change in fair market value of derivative instruments	(70)	(131)
Paid-in-kind interest expense	5,445	5,474
Gain on disposal of fixed assets	(58)	–
Unrealized foreign exchange loss on Euro denominated debt	(714)	(933)
Deferred income taxes	1,120	2,494
Changes in operating assets and liabilities:
Accounts receivable	(843)	(7,617)
Costs and estimated earnings in excess
of billings of uncompleted contracts	(2,587)	(1,962)
Inventories, prepaid expenses, and other	1,331	(1,964)
Accounts payable	(3,555)	(1,891)
Accrued expenses	1,534	4,300
Billings in excess of costs and estimated earnings	9,232	5,837
Net cash provided by operating activities	30,185	14,134

Investment activities
Purchases of property and equipment	(14,147)	(11,432)
Proceeds on sales of property and equipment	66	–
Net cash used in investing activities	(14,081)	(11,432)

Financing activities
Repayment of long-term debt	(3,018)	(1,386)
Financing fees	–	(706)
Capital lease	(73)	(52)
Net cash used in financing activities	(3,091)	(2,144)

Net increase in cash and cash equivalents	13,013	558
Effect of exchange rates on cash	(54)	991

Cash and cash equivalents at beginning of period	5,391	3,842
Cash and cash equivalents at end of period	$18,350	$5,391

Supplemental disclosure of cash flows information
Cash paid for interest	$16,914	$17,040
Cash paid for income taxes	$989	$435

See accompanying notes.

WRH, Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except per Share Amounts)

December 31, 2015

1. Description of the Business and Basis of Presentation

WRH, Inc. (WRH) is majority owned by American Capital Equity III, LP, (ACE III), a private equity fund focused on investing in companies in the lower middle market. ACE III acquired WRH on April 1, 2015 from American Capital, Ltd. (American Capital), a non-diversified closed end investment company. ACE III is managed by American Capital’s wholly-owned portfolio company American Capital Asset Management, LLC. WRH was incorporated in the State of Delaware on July 3, 2007 by American Capital to acquire the stock of WIL Research Company, Inc. (the Company or WRC, formerly named WIL Research Holding Company, Inc.) in a merger transaction on July 17, 2007. The operations of WRH consist of six businesses acquired on various dates from September 2004 through June 2013. WRC was incorporated in the State of Delaware on September 17, 2004, and acts as the operating parent of the operations of WRH.

The Company’s wholly-owned direct and indirect operating subsidiaries include WIL Research Laboratories, LLC (WRL) incorporated on September 10, 2004; WIL Research Europe B.V. (WRE), acquired on July 14, 2005; WIL Research – Hillsborough, LLC (WIL Hillsborough) acquired on September 30, 2005; QS Pharma, LLC, acquired on October 6, 2006; WIL Research – Skokie, LLC (WIL Skokie) acquired on February 3, 2009; WIL Research Japan KK, incorporated on October 27, 2009; WIL Research Europe – Lyon, S.A.S. (WREF), acquired on June 16, 2013. WIL Research – Hillsborough, LLC and WIL Research – Skokie, LLC are wholly owned subsidiaries of WRL.

WRH is an international non-clinical contract research organization (CRO) which does business primarily under the global brand name of WIL Research, providing a broad range of product toxicology and safety assessment services to clients primarily in the pharmaceutical and biotechnology industries, and also in the chemical, agricultural, veterinary, food and consumer products industries. Studies are performed for clients primarily in North America, Europe and Asia, and include work in the following main areas: general toxicology, developmental and reproductive toxicology, neurotoxicology, inhalation toxicology, safety pharmacology, genetic toxicology, ecotoxicology, juvenile toxicology, immunotoxicology, drug metabolism and pharmacokinetics (ADME), analytical and bioanalytical chemistry, and histopathology. Most studies are performed in vivo, but significant in vitro services also are performed. The Company provides its services through its U.S. operating subsidiaries in Ohio, Illinois, and North Carolina, and its European subsidiaries in The Netherlands and France. The Company also has an administrative office in New Jersey.

In addition to the Company’s non-clinical CRO business, the Company provides contract and commercial manufacturing services through its subsidiary QS Pharma, LLC subsidiary (QS Pharma). QS Pharma provides contract and commercial manufacturing to clients primarily in the pharmaceutical and biopharmaceutical industries. The focus of QS Pharma spans the development process from the screening and identification of new chemical entities through the development of stable, bioavailable, manufacturable, and registerable dosage forms for use in clinical trials and regulatory submissions.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of WRH, Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Revenue Recognition

WRL and subsidiaries recognize revenue either as services are performed or products are delivered, depending upon the nature of the work contracted. The majority of revenues are earned under contracts which range in duration from a few weeks to several years and contain no substantive performance milestones. Service contracts generally take the form of fee-for-service or fixed-price arrangements. In the case of fee-for-service contracts, revenue is recognized as services are performed. For fixed-price service contracts, revenue is recognized on a proportional performance basis, generally based on the ratio that direct labor and subcontracted costs incurred to date compared to estimated total direct labor and subcontracted costs at completion. WRL uses direct labor and subcontracted cost input measurements to determine proportional performance for these fixed-priced contracts because there is a direct and consistent relationship between the service patterns and services provided to the customer and the effort expended through direct labor and subcontractors incurred to provide such services.

The majority of WRE’s revenue is earned under fixed-price contracts with durations of less than one year and contain no substantive performance milestones. Revenue is recognized on a straight-line method over the duration of the studies as the studies are of shorter duration and a straight-line method approximates proportional performance. For studies of longer duration, WRE follows the proportional performance method.

WREF earns revenue under fixed-price contracts which range in duration from a few weeks to several years and contain no substantive performance milestones. Revenues are recognized using a modified straight line basis by recognizing the value of each progress billing on a straight-line basis. The modified method approximates proportional performance.

Revenues at QS Pharma primarily result from fixed price contracts. For contracts with substantive performance milestones, revenue is recognized as the performance milestones are achieved. For fixed price contracts that do not include substantive performance milestones, revenue is recognized based on proportional performance based on the ratio of actual hours incurred to total estimated hours estimated to complete the contract. QS Pharma is also party to fee-for-service contracts and recognizes revenue based on these contracts on a contractual per diem or hourly rate basis as work is performed.

If cost estimates indicate a loss on a particular fixed price contract for WRL, WRE, WREF or QS Pharma, a provision for the estimated loss without regard to the stage of completion is recognized. Changes in performance, conditions and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the changes are identified.

Fair Value

The authoritative guidance included in Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosure, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. This authoritative guidance further establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted market prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted market prices included in Level 1, such as quoted prices of similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company presents various fair value disclosures in Notes 4, 6, and 11 to these consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of cost, first-in, first-out (FIFO) method, or market. Inventories include the cost of research models purchased and available to be utilized in studies. Inventories also include the unamortized cost of research models placed into studies at WRL, WRE, and WREF. For WRL, research models are charged to cost of sales at amounts equal to the proportional performance percentage of revenue recognized for each study. For WRE and WREF research models are charged to cost of sales when the study commences. For long duration studies and high cost research models at WRE and WREF, research models are charged to cost of sales at amounts equal to the proportional performance percentage of revenue recognized for each study. The cost of research models charged to cost of sales for WRE and WREF related to in-process studies at the balance sheet dates is not material to the consolidated financial statements. QS Pharma does not utilize research models in its operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company’s trade receivables are from companies principally in the pharmaceutical, biotechnology, industrial chemical, and agrochemical industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records allowances for potential credit losses in the period such losses are expected or become known. The carrying amounts reported in the consolidated balance sheets for accounts receivable approximate their fair values.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of most assets, which generally range from 10 − 15 years for land improvements, 20 – 40 years for buildings, and 3 − 10 years for equipment, furnishings, computers, and vehicles. Double declining balance depreciation is used on Good Manufacturing Practices (GMP) equipment at QS Pharma to achieve consistent overall costs throughout the useful lives of these assets as repair/maintenance costs escalate over the useful life. Depreciation expense includes amortization of assets recorded under capital leases.

Deferred Financing Costs

Deferred financing costs related to the Company’s credit facilities (see Note 5) are amortized over the term of the related credit facilities using the effective interest rate method. The deferred financing costs net of related accumulated amortization associated with the Company’s financing activities as of December 31, 2015 and 2014 were $2,516 and $3,773, respectively.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 350 (ASC 350) Intangibles-Goodwill and Other. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of ASC 350. ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB ASC Topic 360 (ASC 360) Property, Plant, and Equipment.

Goodwill and other indefinite lived intangibles are tested annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the reporting unit goodwill or other indefinite lived intangibles exceeds the fair value.

The Company has four reporting units, WRL (which includes WIL Hillsborough and WIL Skokie), QS Pharma, WRE, and WREF. Goodwill and indefinite lived intangible assets have been assigned to each reporting unit based on relative fair values. The Company completes its annual impairment tests applying the option to first analyze qualitative factors to determine if it is necessary to perform the two step impairment test. If the Company believes, as a result of the qualitative assessment, that it is more likely than not the carrying value of goodwill is not recoverable, the quantitative two step impairment test is required; otherwise, no further testing is required. At December 31, 2015 and December 31, 2014, management determined based on the qualitative analysis that there was no impairment of goodwill.

Intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired in accordance with the provisions of ASC 350. An impairment loss is recognized to the extent that the carrying amount of the indefinite lived intangibles exceeds the fair value. The indefinite lived intangible assets included the trade name of the business units. The fair value of the business trade name was estimated using the relief-from-royalty method, an income approach to valuation. ASC 350 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB ASC Topic 360 (ASC 360) Property, Plant, and Equipment.

Impairment of Long-Lived Assets

In accordance with ASC 360, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. At December 31, 2015 and 2014, the Company concluded that there was no impairment of long-lived assets.

Included in the Company’s long-lived assets are customer relationships, non-compete agreements and database software. The fair value of the customer relationships was estimated using the excess earnings method, an income approach to valuation. The fair value of the non-compete agreements and the database software was estimated using the lost profits method, an income approach to valuation.

Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and debt approximate their fair value due to the short-term nature or variable interest rate of these instruments. Derivative instruments are carried at fair value (see Note 6).

Foreign Currency

All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange and statement of operations items are translated at the weighted average exchange rates for the period. The resulting translation adjustments are reported as a component of accumulated other comprehensive income (loss) within shareholders’ equity. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign denominated receivables, payables, and debt, are included in “Other expense (income), net” in the consolidated statements of operations, and were gains of $377 and $810 for the years ended December 31, 2015 and 2014 respectively.

Income Taxes

Income taxes have been recorded in the accompanying financial statements following FASB ASC Topic 740, Income Taxes (ASC 740). Deferred income tax assets and liabilities are recorded to recognize the future effects of temporary differences which arise between financial statement assets and liabilities and their bases for income tax reporting purposes, measured by enacted tax rates that are expected to be in effect in the periods when the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established where expected future taxable income does not support the realization of the tax asset.

Tax benefits from uncertain tax positions are recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company’s effective tax rate includes the impact of reserve provisions and changes to reserves that it considers appropriate as well as related interest and penalties.

A number of years may elapse before a particular matter, for which the Company has established a reserve, is audited and finally resolved. The number of years with open tax audits varies depending on the tax jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserves reflect the probable outcome of known tax contingencies.

Earnings of foreign subsidiaries are being retained by foreign subsidiaries for working capital, debt repayment and other purposes and accordingly no U.S. income taxes are provided on such earnings. The Company has determined that it is not practicable to determine the amount of the related unrecognized deferred tax liability.

Stock-Based Compensation

The Company applies the provisions of FASB ASC Topic 718, Compensation – Stock Compensation, (ASC 718), which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based awards made to employees and directors, including stock options and restricted stock.

Share-based compensation expense (income) recognized by the Company under ASC 718 for the years ended December 31, 2015 and 2014 was $(889) and $954, respectively, $(578) and $618 net of tax, respectively).

The Company has two forms of share-based awards, options to purchase common shares and Stock Appreciation Rights (SARs). ASC 718 requires companies to estimate the fair value of share-based awards. Options to purchase Common Stock are valued on the date of grant using an option-pricing model. SARs are valued on the reporting date at their fair value. The value of the portion of the award that is considered probable to vest is recognized as expense in the Company’s consolidated statements of operations over the requisite service periods.

The Company uses the straight-line single option method of expensing stock options. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense is reduced to account for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

To calculate option-based compensation under ASC 718, the Company uses the Black-Scholes option-pricing model. The Company’s determination of the fair value of option-based awards on the date of grant using the Black-Scholes model is affected by the Company’s estimated stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected stock option exercise behaviors. Because the Company is privately held, expected stock price volatility is estimated using the average expected volatility of comparable publicly held companies within the Company’s industry.

Accumulated Other Comprehensive Income (Loss)

The Company applies FASB ASC Topic 220, Comprehensive Income (ASC 220), which requires disclosure of comprehensive income (loss). Comprehensive income (loss) includes net income, as well as other comprehensive income (loss) items that bypass the traditional income statement and are recorded directly into a separate section of shareholders’ equity on the consolidated balance sheets. The components of other comprehensive income (loss) for the Company consist of foreign currency translation gains and losses and the changes in the pension liability related to the defined benefit pension plan.

Following is a progression of the components of accumulated other comprehensive income (loss):

	Foreign Currency Translation	Defined Benefit Pension Plan	Total Accumulated Other Comprehensive Income (Loss)

Balance December 31, 2013	$3,660	$(399)	$3,261
2014 other comprehensive income (loss)	(1,759)	(806)	(2,565)
Balance December 31, 2014	1,901	(1,205)	696
2015 other comprehensive income (loss)	(2,174)	586	(1,588)
Balance December 31, 2015	$(273)	$(619)	$(892)

Recently Issued Accounting Standards

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-17, “Balance Sheet Classification of Deferred Taxes,” that requires companies to classify all deferred tax assets and liabilities, along with any valuation allowance, as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. The guidance does not change the existing requirement that only permits offsetting within a jurisdiction. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company is still evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” that simplifies the subsequent measurement of inventories by replacing the current lower of cost or market test with a lower of cost or net realizable value test. The ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In August 2014, FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Topic 205). ASU 2014-15 amended accounting guidance related to uncertainties about an entity’s ability to continue as a going concern. This guidance requires management to evaluate whether there is substantial doubt about a company’s ability to continue as a going concern. This amendment will be effective for years beginning after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of this guidance to impact its financial statement disclosures.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new guidance supersedes most current revenue recognition guidance, in an effort to converge the revenue recognition principles within U.S. GAAP. This new guidance also requires entities to disclose certain quantitative and qualitative information regarding the nature, amount, timing and uncertainty of qualifying revenue and cash flows arising from contracts with customers. Entities have the option of using a full retrospective or a modified retrospective approach to adopt the new guidance. This guidance will become effective for WRH, Inc. on January 1, 2018. The Company is currently evaluating the new accounting standard and the available implementation options the standard allows as well as the impact this new guidance will have on the Company’s Consolidated Financial Statements.

3. Property and Equipment

Property and equipment, is as follows:

	December 31
	2015	2014

Land and land improvements	$10,194	$10,736
Buildings and building improvements	91,992	94,264
Equipment, furnishings, computers, and vehicles	72,331	66,684
Construction-in-progress	8,213	3,834
	182,730	175,518
Less: Accumulated depreciation	(78,446)	(69,368)
	$104,284	$106,150

In the year ended December 31, 2015, the Company recorded capital lease assets of $271, which are included in the Equipment, furnishings, computers and vehicles classifications above, and accumulated amortization of $32, which is included in the accumulated depreciation.

4. Goodwill and Other Intangible Assets

The following table sets forth changes in the carrying amount of goodwill during the years ended December 31, 2015 and 2014:

Balance at December 31, 2013	$60,723
Foreign currency translation	(2,465)
Balance at December 31, 2014	58,258
Foreign currency translation	(1,847)
Balance at December 31, 2015	$56,411

As described in Note 5, the stock purchase agreement under which WRH acquired WRC in 2007 provides for the payment of additional purchase price contingent upon the Company’s realization of WRC’s tax operating loss carryforwards.

Accumulated impairment charges related to goodwill as of December 31, 2015 and 2014 were $297,093.

The following table sets forth the Company’s acquired intangible assets as of December 31, 2015 and 2014:

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
December 31, 2015:
Amortizing intangible assets:
Customer relationships	7 years	$52,378	$(31,885)	$20,493
Non-compete agreements	1.6 years	672	(672)	–
Database software	5 years	3,389	(3,389)	–
Trade names	3 years	1,969	(1,969)	–
Backlog	1 year	26	(26)	–
Total		$58,434	$(37,941)	$20,493

Non-amortized intangible assets:
Trade names		$12,600		$12,600

Total intangible assets, net				$33,093

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
December 31, 2014:
Amortizing intangible assets:
Customer relationships	7 years	$53,290	$(26,980)	$26,310
Non-compete agreements	1.6 years	720	(720)	–
Database software	5 years	3,538	(3,538)	–
Trade names	3 years	2,181	(2,181)	–
Backlog	1 year	26	(26)
Total		$59,755	$(33,445)	$26,310
Non-amortized intangible assets:
Trade names		$12,600		$12,600
Total intangible assets, net				$38,910

Accumulated impairment charges related to intangible assets as of December 31, 2015 and 2014 were $40,904. Total accumulated goodwill and intangible asset impairment charges for the Company as of December 31, 2015 and 2014 were $337,997.

Annual amortization expense for definite lived intangible assets over the succeeding five years will approximate: 2016 – $5,140, 2017 – $5,140, 2018 – $5,140, 2019 – $4,440, and 2020 $19.

5. Long-Term Debt

The long-term debt obligations of the Company are summarized as follows:

	December 31
	2015	2014

U.S. senior term notes	$126,813	$132,596
U.S. subordinated notes	75,170	72,926
European senior term notes	–	–
European subordinated notes	22,680	21,770
	224,663	227,292
Less current portion	(8,576)	(1,359)
	$216,087	$225,933

The 2012 Credit Agreement

U.S. senior notes: On April 23, 2012, the Company and its U.S. subsidiaries entered into a new $140,000 credit agreement with a syndicate of banks (the 2012 Credit Agreement), the proceeds of which were used to repay the Company’s then existing U.S. senior term notes and European senior term notes. The 2012 Credit Agreement provides for dollar and euro-denominated term loans totaling $120,000 and a revolving credit facility of $20,000. Term loans under the 2012 Credit Agreement include a U.S. dollar denominated term loan in the amount of $90,000 and a euro-denominated term loan in the amount of €22,795. The term loans required principal payments on the first day of each calendar quarter of $225 and €57, respectively, with balloon payments of $84,600 and €21,427, respectively, due on the earlier of six months prior to the maturity of the U.S. subordinated notes (January 25, 2016) or April 23, 2018. The revolving credit facility provides for U.S. dollar denominated borrowings of up to $15,000 and euro-denominated borrowings of up to the dollar equivalent of $5,000. The revolving credit facility also provides for up to $2,000 in letters of credit to be drawn from the available revolving credit facility.

The term loans and revolving credit facility bear interest at a rate based on the U.S. prime rate or LIBOR for dollar denominated loans, or EURIBOR for euro-denominated loans, plus a margin of 4.25% for prime rate loans or 5.25% for LIBOR or EURIBOR loans (6.75% and 6.75%, respectively, at December 31, 2012). The agreement specifies a minimum LIBOR or EURIBOR rate of 1.5% per annum. An unused facility fee of 0.5% is charged on the average unused balance of the revolving credit facility. The 2012 Credit Agreement contains mandatory prepayment provisions including an annual mandatory prepayment of 50% or 75% of excess cash flow (as defined, dependent upon a leverage ratio) and mandatory prepayments in the event of certain asset sales, a public offering of the Company, or certain debt offerings of the Company or its subsidiaries.

The 2012 Credit Agreement also contains an incremental facility arrangement (the Incremental Facility) under which up to an additional $25,000 may be added to the credit facility in the form of additional term loans or additional revolving credit facility capacity, provided that the Company is in compliance with certain financial ratios and that certain minimum yield requirements are met. Any borrowings under the Incremental Facility have the same interest and maturity provisions as the existing term loan and revolving credit facility under the 2012 Credit Agreement.

In connection with the 2012 Credit Agreement, the Company entered into new intercompany notes (the 2012 Intercompany Notes) totaling €16,878 with two of its European subsidiaries, as well as a revolving intercompany note with WRE which provides for revolving borrowings of up to $5,000 under the same terms as the 2012 Credit Agreement. Principal payments are made quarterly on the intercompany term note in an amount equal to the principal payments due under the Euro tranche of the 2012 Credit Agreement term loan.

The 2012 Credit Agreement required that the Company maintain fixed rate interest rate hedges on 50% of the outstanding principal balance of the term loans through April 23, 2015 (see Note 6). The 2012 Credit Agreement is secured by essentially all the assets of the Company’s domestic subsidiaries, the 2012 Intercompany Notes, and no more than 66% of the stock of the Company’s indirect wholly owned subsidiary, WIL Europe Holdings, BV. All obligations are also guaranteed by WRH. The agreement includes various restrictive covenants, including a restriction on payment of dividends and other indebtedness, approval requirements for and limitations on the aggregate size of acquisitions during the term of the agreement, and requirements to meet certain financial covenants. At December 31, 2015, the Company was in compliance with the restrictive covenants.

Amendment No. 1 to 2012 Credit Agreement

On April 10, 2013, the Company amended the 2012 Credit Agreement. The amendment to the 2012 Credit Agreement increased the Company’s dollar term loan by $18,100 to a total of $138,100, reduced the interest rates on the dollar and euro term loans to the prime rate plus a margin of 3.5% and LIBOR or EURIBOR plus a margin of 4.5% (6.75% and 5.75% respectively, as of December 31, 2013), and reduced the minimum LIBOR or EURIBOR rate from 1.5% to 1.25%. The amendment increased the quarterly principal payments on the U.S. dollar term loan from $225 to $270 effective with the July 1, 2013 principal payment and extended the maturity date of the term loans and revolving credit facility to February 16, 2018. The amendment also modified certain of the restrictive covenants in the 2012 Credit Agreement. Proceeds from the additional term loan were used to repay $15,750 of the outstanding principal, $1,941 of accrued payment-in-kind interest, and $55 of accrued cash interest on the U.S. senior secured subordinated notes and to pay fees and expenses associated with the transaction.

In connection with the amendment to the 2012 Credit Agreement, the American Capital Note and Equity Purchase Agreement (NEPA) and the European Subordinated Notes were amended to extend the maturity of the U.S. and European Subordinated Notes to August 16, 2018 and to modify certain of the restrictive covenants in the American Capital NEPA.

Amendment No. 2 to 2012 Credit Agreement

On June 16, 2013, the Company amended the 2012 Credit Agreement. The amendment changed certain defined terms and amended restrictions to allow for the acquisition of WREF. The amendment did not make any changes to the credit facilities, repayment schedules, or interest rates.

Amendment No. 3 to 2012 Credit Agreement

On April 7, 2014, the Company again amended the 2012 Credit Agreement as well as the American Capital NEPA to modify restrictive covenants in the 2012 agreement.

U.S subordinated notes: The Company’s September 2007 Credit Agreement (described below) included an amended Note and Equity Purchase Agreement issued by American Capital (the American Capital NEPA), which was amended and restated on April 23, 2012 and amended on April 10, 2013 and June 16, 2013 in connection with the execution of the 2012 Credit Agreement and its 2013 amendments. The American Capital NEPA consists of $74,000 of senior secured subordinated notes. The senior secured subordinated notes consist of a $37,000 senior secured subordinated note (split equally between a Series 1 and 2 component) and a $37,000 junior secured subordinated note (split equally between a Series 1 and 2 component).

The senior subordinated note bears interest in two components, cash interest payable monthly which began on October 1, 2007 on the outstanding principal amount, and interest payable in-kind (and thereby increasing the outstanding principal) on the outstanding principal amount of the senior subordinated notes. The interest rate is 11.5% for the Series 1 component and 12.5% for the Series 2 component plus a paid-in-kind (PIK) interest rate component of 2.0%. The junior subordinated note bears interest in two components, cash interest payable monthly beginning on October 1, 2007 on the outstanding principal amount, and interest payable in-kind (and thereby increasing the outstanding principal) on the outstanding principal amount of the junior subordinated notes. The interest rate is 12.0% for the Series 1 component and 13.0% for the Series 2 component plus a PIK interest rate component of 3.5%. The original maturity of the notes was July 17, 2014; the maturity was extended to August 16, 2018 with the April 10, 2013 amendment.

European subordinated notes: In September 2007, August 2009 and February 2010, the Company’s European subsidiaries entered into note purchase agreements with American Capital (the European Subordinated Notes). The European Subordinated Notes consist of three secured subordinated notes in principal amounts of €3,347, €2,500, and €3,000, respectively, with interest accruing and payable in-kind at annual rates of EURIBOR plus 6.5%, 15%, and 15%, respectively, thereby increasing the principal. Prior to April 23, 2012, the European Subordinated notes were subordinated to the 2009 European Credit Agreement and the original maturity of the notes was September 30, 2015. On April 23, 2012 the European subordinated notes were amended to extend the maturity of the notes to July 25, 2016, to change the interest rate on the €3,347 note to an annual payment-in-kind interest rate of 15%, and to subordinate the notes to the U.S. senior notes issued under the 2012 Credit Agreement. The notes were further amended April 10, 2013 to extend the maturity to August 16, 2018.

Total interest cost incurred was $23,514 in 2015 and $23,734 in 2014, of which $422 and $104 has been capitalized, respectively.

Based on the results of the year ended December 31, 2015, the Company expects to make an excess cash flow principle payment of $7,245 in 2016, as required by the covenants of the 2012 Credit Agreement.

Maturity schedule: Long-term debt maturities at December 31, 2015 are as follows:

2016	$8,576
2017	1,331
2018	214,756
$224,663

6. Derivative Financial Instruments

In May 2012, the Company entered into an interest rate cap agreement. The interest rate cap agreement provides for a maximum base (LIBOR) interest rate of 1.5% on a notional amount of $60,000 of the Company’s variable rate debt. The interest rate cap arrangement took effect on September 23, 2013 and extended through April 23, 2015. The Company entered into a new interest rate cap agreement effective April 24, 2015 that provides for a maximum base (LIBOR) interest rate of 1.5% on a notional amount of $60,000 of the Company’s variable rate debt, which extends through April 23, 2016.

The following table summarizes the United States Dollar denominated interest rate cap agreements outstanding during 2015 and 2014:

				Fair Value at December 31
Date of Agreement	Index	Fixed Rate	Notional Amount	2015	2014	Scheduled Termination Date

April 2015	LIBOR	1.5%	$60,000	$–	N/A	April 2016
May 2012	LIBOR	1.5%	$60,000	N/A	$(70)	April 2015

For all periods presented, the Company’s interest rate cap agreements did not qualify for hedge accounting treatment under FASB ASC Topic 815, Derivatives and Hedging, (ASC 815). The fair value of these derivative instruments at December 31, 2015 and 2014 was $0 and $(70) respectively, and the change in the fair value of $70 and $131 during the years ended December 31, 2015 and 2014, respectively, has been recognized in the consolidated statements of operations as other expense and as fair market value of derivative instruments in the consolidated balance sheets.

The valuation of derivative instruments is derived from market based inputs. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurement of its derivatives. In adjusting the fair value of its derivatives contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings and guarantees.

The Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

7. Income Taxes

Components of income tax expense are as follows:

	Year Ended December 31
	2015	2014
Current:
Federal	$-	$-
State	18	(18)
Foreign	945	1,115
Deferred:
Federal	1,228	(1,177)
State	291	(333)
Foreign	511	(1,034)
Valuation allowance	(470)	4,776
	$2,523	$3,329

The Company’s expense for income taxes is different from the amount computed by applying the statutory U.S. federal income tax rate primarily as a result of U.S. state income taxes, foreign statutory rates different from the statutory U.S. federal income tax rate, and the change in valuation allowance. During the years ended December 31, 2015 and 2014, the valuation allowance (decreased) increased by $(470) and $4,776, respectively. As of December 31, 2015 and 2014, there were no unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company has total net operating loss carryforwards for U.S. federal income taxes of $62,566. The Company has net operating loss carryforwards for U.S. federal income taxes of $18,085 for which no deferred tax asset has been recognized. The net operating loss carryforwards originated from the July 17, 2007 acquisition that included excess tax benefits attributable to stock compensation. As required by ASC 740, the excess tax benefit will not be recognized until the net operating loss carryforwards are used to reduce current taxes payable. In the period that current taxes payable are reduced by the recognition of the excess tax benefit, the Company will record additional paid-in capital. The U.S. federal income tax net operating loss carryforwards expire beginning in 2027.

The Company has state net operating loss carryforwards of $15,491 that will expire in years beginning in 2016.

The stock purchase agreement under which WRH acquired WRC in 2007 provides for the payment of additional purchase price contingent upon the Company’s realization of WRC’s tax operating loss carryforwards. If the Company realizes the remaining net tax operating loss carryforwards attributable to WRC prior to its acquisition by WRH on July 17, 2007, the estimated contingent purchase price is $6,935.

Components of the net deferred tax asset and liability are as follows:

	December 31,
	2015	2014
Deferred tax asset:
Net operating loss carry-forward	$24,823	$27,009
Stock compensation expense	6,508	6,925
Accrued compensation and benefits	470	749
Alternative minimum tax credit	560	66
Deferred revenue	6,642	6,128
Fair market value of swaps	–	27
Excess book over tax depreciation	1,099	1,569
Other	1,364	1,416
	41,466	43,889
Valuation allowance	(32,896)	(34,702)
Net deferred tax asset	8,570	9,187
Deferred tax liability:
Prepaid expenses	(519)	(465)
Intangible assets	(13,884)	(12,864)
Excess tax over book depreciation	(7,469)	(8,346)
Other	(1,193)	(787)
	(23,065)	(22,462)
Net deferred tax liability	$(14,495)	$(13,275)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2015 and 2014, the Company had no accruals for the payment of interest and penalties. For the years ended December 31, 2015 and 2014, the Company recognized no expenses related to interest and penalties in the consolidated statements of operations.

The Company files United States, Netherlands, France, UK, and Japan federal and various state and local income tax returns in the United States. With few exceptions, the Company is subject to audit by U.S. taxing authorities for fiscal years 2012 through 2015, by the Netherlands taxing authorities for fiscal year 2015, by the French taxing authorities for fiscal years 2013 through 2015, and by the Japan taxing authorities for fiscal years 2012 through 2015. The Company’s federal and state income tax return filings generally are subject to a three-year statute of limitations from the date of filing. However, the Company may grant waivers to taxing authorities to extend the statute of limitations for prior tax years.

The need for and the amount of tax reserves are reviewed as circumstances warrant and adjusted as events occur that affect the Company’s potential liability for additional taxes, such as lapsing of applicable statues of limitations, conclusions of tax audits, additional exposure based on current calculations, identification of new issues, release of administrative guidance, or rendering of a court decision affecting a particular tax issue.

8. Shareholders’ Equity

Authorized, issued and outstanding capital stock of the Company at December 31, 2015 and 2014 consists of the following:

December 31, 2015	Authorized Shares	Issued and Outstanding Shares

Common stock (par value $.001):
Class A common	8,000	51
Class B non-voting common	1,000	603
	9,000	654
Preferred stock (par value $.001):
Series A	1,000	501
Series B	1,000	501
Series C	1,000	501
Series D	1,000	502
Series E	1,000	482
	5,000	2,487
Total common and preferred stock	14,000	3,141

December 31, 2014

Common stock (par value $.001):
Class A common	8,000	25
Class B non-voting common	1,000	603
	9,000	628

Preferred stock (par value $.001):
Series A	1,000	501
Series B	1,000	501
Series C	1,000	501
Series D	1,000	502
Series E	1,000	502
	5,000	2,507
Total common and preferred stock	14,000	3,133

During the years ended December 31, 2015 and 2014, there were no repurchases by the Company of common or preferred stock.

Rights, preferences, and conversion features of capital stock are summarized as follows: The holders of Class A Common Stock shall be entitled to elect a number of the Directors as may be designated by the stockholders or Directors in accordance with the Company’s by-laws and applicable law. The Common stockholders are entitled to one vote per share on other voting matters. The holders of Class B Common Stock do not have voting rights.

The Company has 5 series of convertible preferred stock, Series A, B, C, D and E. Each series of convertible preferred stock ranks prior to all classes of common stock of the Company. The Series A Convertible Preferred Stock ranks prior to the other series of convertible preferred stock. The Series B ranks prior to Series C, Series C prior to Series D and Series D prior to Series E. Holders of the convertible preferred stock do not have voting rights. Holders of all series of preferred stock are entitled to receive cumulative dividends when, and if declared at a per share rate defined in the table below of $100 per annum from the date of issuance of the stock compounded daily. All series of preferred stock are convertible at any time or from time to time into shares of Class A common stock at the option of the holder or shall automatically convert upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of Common Stock for the account of the Company. In the event of a reorganization or merger of the Company, the holders of all series of preferred stock, upon conversion, are entitled to receive the number of shares of stock or other property to which a holder of Class A Common Stock would have been entitled. Each share of convertible preferred stock shall be converted into the number of shares of Class A Common Stock which results from dividing the original issue price of $100.00 per share by the conversion price that is in effect at the time of conversion. The conversion price shall be subject to adjustment from time to time.

During the year ended December 31, 2015, ACE III converted 20 shares of Series E Preferred Stock into 26 shares of Class A Voting Common Stock.

The per share dividend rate and the current conversion price for each series of preferred stock is as follows:

Series of Convertible Preferred Stock	Per Share Dividend Rate	Conversion Price Per Share

Series A	12%	$142.86
Series B	10	117.65
Series C	8	100.00
Series D	6	86.96
Series E	4	76.92

Cumulative preferred stock dividends in arrears as of December 31, 2015 and 2014 were $256,942 and $215,039, respectively.

9. Stock Compensation

On July 17, 2007, WRH adopted the 2007 Long-Term Incentive Plan (the 2007 Plan). The 2007 Plan provides for awards of non-qualified stock options and stock appreciation rights (SARs) to employees, directors and consultants. One million shares of Class A Common stock have been reserved and available for issuance under the plan. Shares underlying awards forfeited, cancelled or reacquired by the Company are available for re-issuance under the Plan. The determination of awards, issuance or exercise price, term and other features of the awards is subject to the discretion of the Company’s Board of Directors.

In 2010, WRH adopted the 2010 Executive Incentive Compensation Plan (the 2010 Plan), which provides for grants of stock appreciation rights to employees and external service providers. The 2010 Plan provides for awards of units which entitle the participant to an amount of cash based upon a calculation of the current equity value over a specified equity value floor. 100,000 units have been reserved for issuance under the Plan. In early 2015, the 2010 Plan was amended to allow for the ACE III acquisition of the Company and to adjust the equity floor. The vesting terms were also amended to provide vesting only upon change in control, but the modification did not affect vesting for employees that terminated prior to the amendment date.

In July and October of 2007, the Company granted 576,607 non-qualified Class A common stock options to employees, directors and consultants at an exercise price of $100.00 per share, equal to the estimated fair value of the Company’s Class A common stock at the grant dates. The options may be exercised through July 2017. The 2007 Plan contains a compound vesting schedule. Options for 167,082 shares are time based, vesting 20% per annum through July 17, 2012; 396,730 options are performance based, with 20% vesting per annum upon the achievement of certain goals; and 12,795 cliff vested on July 17, 2007.

In October of 2008, the Company granted 43,400 non-qualified Class A common stock options to employees at an exercise price of $135.56, equal to the estimated fair value of the Company’s Class A common stock at the grant dates. The options may be exercised through August 2018. The 2007 Plan contains a compound vesting schedule. Options for 10,850 shares are time based, vesting 20% per annum through July 17, 2013 and 32,550 options are performance based, with 20% vesting per annum upon the achievement of certain goals.

In May of 2009, the Company granted 50,000 non-qualified Class A common stock options to employees at an exercise price of $41.07 equal to the estimated market value of the Company’s Class A common stock at the grant date. In August of 2009, the Company granted 976 non-qualified Class A common stock options to employees at an exercise price of $41.07, equal to the estimated market value of the Company’s Class A common stock at the grant date. The options may be exercised through August 2019. The 2007 Plan contains a compound vesting schedule. Options for 12,500 shares are time based, vesting 20% per annum through May 2014 and 37,500 options are performance based, with 20% vesting per annum upon the achievement of certain goals.

The fair value for each stock option is estimated on the date of grant using the Black-Scholes option pricing model, as allowed under ASC 718, with the following assumptions:

Dividend yield	0%
Volatility rate	42%
Risk-free interest rate	1.76%
Expected option life	4 years
Forfeiture rate	3%

The following summarizes the stock option grants for the Company under the 2007 Plan for the periods ended December 31, 2015 and 2014:

	Shares	Weighted Average Exercise Price

Beginning balance at December 31, 2013	173	$99.57
Granted	–	–
Forfeited	(13)	69.53
Exercised	–	–
Balance at December 31, 2014	160	102.14
Granted	–	–
Forfeited	(6)	100.00
Exercised	–	–
Balance at December 31, 2015	154	$102.22

The following summarizes the stock option vesting for the Company under the 2007 Plan for the periods ended December 31, 2015 and 2014:

	Shares	Weighted Average Exercise Price

Vested balance at December 31, 2013	92	$102.18
Vesting	–	–
Forfeited	(5)	80.78
Exercised	–	–
Vested balance at December 31, 2014	87	103.54
Vesting	–	–
Forfeited	(3)	100.00
Exercised	–	–
Vested balance at December 31, 2015	84	$103.67

The total fair value of options vested was $0 in 2015 and $11 in 2014. As of December 31, 2014 all compensation expense relating to the vesting has been recognized.

As of December 31, 2015, outstanding stock options had exercise prices and contractual lives as follows:

Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life

$41.07	20	3.39
$100.00	91	1.75
$135.56	43	2.64

Compensation expense related to options granted for the years ended December 31, 2015 and 2014 was $0 and $7, respectively. The Company expensed all stock-based compensation within selling, general and administrative expense. A tax benefit of $0 and $2 was recorded in 2015 and 2014, respectively, relating to stock compensation.

In May of 2008, the Company granted 127,211 2007 Plan SARs to employees at an exercise price of $100.00. The SARs may be exercised through July 2023. Under the 2007 Plan the SARs contain a compound vesting schedule. Terms of SARs granted are as follows: 29,218 units are time based, vesting 20% per annum through July 17, 2012; 95,218 units are performance based, with 20% vesting per annum upon the achievement of certain goals; and 2,775 units cliff vested on May 16, 2008. At December 31, 2015 and 2014, 42,091 SARs under the 2007 Plan had vested.

In 2015 and 2014, the Company granted 3,478 and 0 SARs, respectively, to employees under the 2010 Plan. In 2015 and 2014, a total of 0 and 1,321 SARs under the 2010 plan, respectively, were forfeited as a result of employee terminations. As of December 31, 2015 and 2014, 4,367 and 47,327 SARs under the 2010 Plan had vested, respectively.

A share based payment liability and related compensation expense (benefit) of $(889) and $944 was recognized in selling, general and administrative expense related to SARs under the 2010 Plan for the year ended December 31, 2015 and December 31, 2014, respectively. No compensation expense was recognized related to the 2007 Plan SARs for the year ended December 31, 2015 or the year ended December 31, 2014, as the fair value of SARs at those dates was $0. No cash payouts were made in 2015 or 2014 relating to the 2010 Plan or 2007 Plan SARs.

10. Related-Party Transactions

WRH has a note and equity agreement and a management services agreement with American Capital formerly its majority shareholder, which were preserved upon the acquisition of WRH by ACE III. The note and equity agreements are described in Notes 5 and 8. The management services agreement requires the Company to pay American Capital annual base fees, reimbursable expenses and advisory fees for strategic and financial transactions. Payments to American Capital under the management services agreement during the years ended December 31, 2015 and 2014 were $1,000 per annum. Additionally, the Company pays American Capital fees and expenses for other professional services rendered, which were $163 and $115 for the years ended December 31, 2015 and 2014, respectively. Amounts owed to American Capital as of December 31, 2015 and 2014 under the management services agreement and for other professional services rendered were $1 and $0, respectively, which have been included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

Effective January 1, 2012, the Company began participating in the Medical Plan for Employees of American Capital, Ltd. and Participating Companies (ACAS Medical Plan), a health and welfare plan established for the benefit of American Capital employees and employees of American Capital portfolio companies. The Company has contracted with the ACAS Medical Plan to provide health insurance benefits for the employees of its U.S.

subsidiaries. Health insurance premiums paid to the ACAS Medical Plan in 2015 and 2014 were $7,834 and $7,479, respectively.

11. Benefit Plans

The Company sponsors defined contribution retirement plans covering substantially all employees. Retirement plan expense related to the Company’s contributions for these plans was approximately $2,764 and $2,493 for the years ended December 31, 2015 and 2014, respectively.

The Company also maintains defined benefit pension plans for certain employees of its WRE and WREF subsidiaries and defined benefit long service award plans for all WREF employees.

A summary of the Company’s WRE defined benefit plan is as follows:

	December 31
	2015	2014

Fair value of plan assets at year-end	$520	$493
Projected benefit obligation at year-end	(536)	(635)
Funded status of the plan	$(16)	$(142)

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rates	2.60%	2.40%
Rate of compensation increase	1.90%	2.00%

Weighted average assumptions used to determine net periodic benefit cost for the fiscal year ended December 31:
Discount rate	2.40%	2.40%
Expected return on plan assets	4.00%	4.00%
Rate of compensation increase	1.90%	2.00%

The investment strategy of the WRE defined benefit plan is to achieve consistent positive returns, after adjusting for inflation, based on its investments in insurance policies. All assets of the WRE defined benefit plan are invested in insurance policies and the fair value of plan assets is based on the cash surrender value of each policy. The Company has determined that the valuations of the assets in the WRE defined benefit plan are classified in Level 3 of the fair value hierarchy. A progression of activity in plan assets is as follows:

	December 31
	2015	2014

Plan assets beginning of year	$493	$496
Purchases from employer and employee contributions	23	77
Return on plan assets	19	22
Actuarial gains/(losses)	40	(27)
Transfers out for payment of administrative expenses	(3)	(12)
Foreign currency translation	(52)	(63)
Plan assets end of year	$520	$493

The expected rate of return on plan assets was estimated based on the historical appreciation in value of underlying investments.

The Company’s WRE defined benefit plan expense is determined using actuarial assumptions as of the beginning of the plan year and consisted of the following components:

	December 31
	2015	2014

Service cost (cost of benefits earned during the year)	$25	$62
Interest cost on benefit obligations	14	17
Actuarial losses	46	36
Prior Year Service Cost	(11)	(9)
Expected return on plan assets	(19)	(34)
Net periodic benefit cost	$55	$72

The following table sets forth the plan’s change in projected benefit obligation:

For the year ended December 31, 2014
Benefit obligation at beginning of year	$450
Service cost	62
Interest cost	17
Plan participant contributions	11
Administration costs	(12)
Prior service costs	(62)
Actuarial (gain) loss	255
Effect of foreign currency	(86)
Benefit obligation at end of year	$635

For the year ended December 31, 2015
Benefit obligation at beginning of year	$635
Service cost	25
Interest cost	14
Plan participant contributions	4
Administration costs	(3)
Prior service costs	(39)
Actuarial (gain) loss	(36)
Effect of foreign currency	(64)
Benefit obligation at end of year	$536

The WREF defined benefit plans are maintained in accordance with the French pension system, which is operated on a “pay as you go” basis. Therefore, there are no underlying plan assets.

A summary of the aggregate WREF defined benefit plans is as follows:

	December 31
	2015	2014

Fair value of plan assets at year-end	$–	$–
Projected benefit obligation at year-end	(4,547)	(5,050)
Funded status of the plan	$(4,547)	$(5,050)

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rates	2.00%	1.80%
Rate of compensation increase	2.50%	2.50%

Weighted average assumptions used to determine net periodic benefit cost for the fiscal year ended December 31:
Discount rate	1.80%	1.80%
Rate of compensation increase	2.50%	2.50%

The aggregate WREF defined benefit plan expense is determined using actuarial assumptions as of the beginning of the plan year and consisted of the following components:

	December 31
	2015	2014

Service cost (cost of benefits earned during the year)	$307	$287
Interest cost on benefit obligations	83	129
Amortization of net losses	7	56
Net periodic benefit cost	$397	$472

The following table sets forth the plan’s change in projected benefit obligation:

Benefit obligation at beginning of year	$4,494
Service cost	287
Interest cost	129
Benefits paid	(62)
Actuarial (gain) loss	827
Effect of foreign currency	(625)
Benefit obligation at end of year	$5,050

For the year ended December 31, 2015
Benefit obligation at beginning of year	$5,050
Service cost	307
Interest cost	83
Benefits paid	(91)
Actuarial (gain) loss	(335)
Effect of foreign currency	(467)
Benefit obligation at end of year	$4,547

The amounts recognized in other comprehensive income and accumulated comprehensive income for the combined WRE and WREF defined benefit plans for the years ended December 31, 2015 and 2014 are as follows:

	Actuarial Gains/Losses	Prior Service Cost	Total Defined Benefit Pension Plan in Accumulated Other Comprehensive Income

Balance December 31, 2013	$(453)	$54	$(399)

2014 other comprehensive income (loss) related to defined benefit pension plan
Prior service cost and actuarial gains (losses) arising during the period	(1,072)	62	(1,010)
Amortization of net gains (losses) and prior service cost included in net periodic pension cost	92	(9)	83
Foreign exchange gains (losses)	132	(11)	121
Balance December 31, 2014	(1,301)	96	(1,205)
2015 other comprehensive income (loss) related to defined benefit pension plan
Prior service cost and actuarial gains (losses) arising during the period	389	39	428
Amortization of net gains (losses) and prior service cost included in net periodic pension cost	53	(11)	42
Foreign exchange gains (losses)	126	(10)	116
Balance December 31, 2015	$(733)	$114	$(619)

The Company expects to recognize approximately $36 of actuarial loss and $10 of prior service cost as part of net periodic pension cost in 2016.

The Company expects to make future retirement benefit payments as follows:

2016	$–
2017	155
2018	75
2019	140
2020	194
Next five years thereafter	1,361
Total future benefit payments	$1,925

The expected pension expense is $427 in 2016.

12. Commitments and Contingencies

The Company and its subsidiaries have long-term operating leases with remaining terms of one year or longer for certain property, plant and equipment. Payments under operating leases are charged to the consolidated statements of operations on a straight-line basis over the period of the lease. For the years ended December 31, 2015 and 2014, total rent expense for these leases, including related real estate taxes charged to operations, was $3,046 and $2,571, respectively. The Company’s leases for its Skokie, Illinois and Boothwyn, Pennsylvania sites contain extension options which allow the Company to extend the terms of the existing leases by an additional five years beyond the scheduled lease termination dates, at the Company’s election.

Future minimum lease payments, including estimated real estate taxes and operating expenses are as follows:

2016	$2,966
2017	2,765
2018	2,712
2019	2,469
2020	1,355
Thereafter	2,091
Total minimum lease payments	$14,358

The Company is from time-to-time involved in ordinary and routine litigation, typically involving claims from employees and others related to operational issues common to the industries in which we operate, and incidental to our business. Management presently believes that the ultimate outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on its financial position, cash flows or results of operations.

13. Subsequent Events

Events and transactions from January 1, 2016 through March 17, 2016, the date the financial statements were available to be issued, have been evaluated by management for subsequent events. Except as described below, Management has determined that there were no additional material events that would require disclosure in the consolidated financial statements through this date.

On January 4, 2016, ACE III converted 41 shares of Series E Preferred Stock into 53 shares of Class A Voting Common Stock.

On January 6, 2016, ACE III entered into a definitive agreement to sell the Company to Charles River Laboratories International, Inc. (CRL) for approximately $585,000 in cash, subject to customary closing adjustments. CRL is a full service, early-stage CRO. The transaction is expected to close early in the second quarter of 2016, subject to regulatory approvals and customary closing conditions. In the event the agreement is terminated under specified circumstances, CRL will be required to pay the Company a termination fee of $17,500.